UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2016

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on June 29, 2016, Harvest Natural Resources, Inc. (the “Company”), and its wholly owned subsidiary, HNR Energia BV (“HNR Energia”), entered into a share purchase agreement (the “Share Purchase Agreement”) with CT Energy Holding SRL (“CT Energy”), pursuant to which HNR Energia agreed to sell to CT Energy (or its approved designee) all of HNR Energia’s 51% interest in Harvest-Vinccler Dutch Holding B.V. (“Harvest Holding”). Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, S.A. (“Petrodelta”), through which all of the Company’s Venezuelan interests are owned. This Current Report on Form 8-K discloses two recent developments regarding the proposed sale of the Company’s Venezuelan interests.

Authorization by Government of Venezuela

As previously disclosed, the closing under the Share Purchase Agreement is conditioned on, among other things, the approval of the proposed sale by the Ministerio del Poder Popular de Petroleo y Mineria, representing the Government of Venezuela, which indirectly owns a 60% interest in Petrodelta. In a letter dated August 15, 2016 to Oswaldo Cisneros, the sole member of CT Energy, the Ministerio del Poder Popular de Petroleo y Mineria authorized a change of control in Harvest Holding, effective upon the acquisition by Oswaldo Cisneros in his personal capacity, or by Delta Petroleum N.V., an entity 100% owned by Mr. Cisneros, of HNR Energia’s 51% interest in Harvest Holding.

Grant of Preliminary Injunction

As previously disclosed, on July 12, 2016, Petroandina Resources Corporation N.V. (“Petroandina”), which owns a 29% interest in Harvest Holding, filed a claim against the Company and HNR Energia in the Court of Chancery of the State of Delaware alleging that, by entering into the Share Purchase Agreement, the Company and HNR Energia breached the Shareholders’ Agreement, dated as of December 16, 2013, which governs the rights of HNR Energia and Petroandina as shareholders of Harvest Holding. On August 16, 2016, the Court of Chancery granted a preliminary injunction in favor of Petroandina preventing the Company and HNR Energia from effecting the transactions under the Share Purchase Agreement pending final disposition of the case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.
Dated: August 18, 2016

	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel